Exhibit 5.1
CONSENT OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
February 4, 2010
Actuate Corporation
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Actuate Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 19,025 shares of your Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance under the 2000 Amended Stock Option Plan of Xenos Group Inc. (as amended, modified or supplemented from time to time, the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation